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                                EXHIBIT 10.3

                            EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT ("Employment Agreement") is made and entered into, subject to the provisions of Paragraph 36, as of this 24th day of January, 1996, by and between BEAL BANK, SSB, a Texas corporation (hereafter the "Bank") and DAVID C. MEEK, a resident of Texas (hereafter the "Executive").

     WHEREAS, the Executive has considerable experience, expertise, and training in management related to lending and services offered by the Bank; and

     WHEREAS, the Bank desires and intends to employ the Executive as President and Chief Executive Officer of the Bank pursuant to the terms and conditions set forth in this Employment Agreement, and the Executive desires to accept such employment pursuant to the terms and conditions set forth in this Employment Agreement; and

     WHEREAS, both the Bank and the Executive have read and understood the terms and provisions set forth in this Employment Agreement, and have been afforded a reasonable opportunity to review this Employment Agreement with their respective legal counsel.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Employment Agreement, the Executive and the Bank agree as follows:

                                  DURATION

     1. This Employment Agreement shall continue in full force and effect for three (3) years, commencing on January 24, 1996 ("Hire Date"), and will expire and terminate by its own terms on December 31, 1998, unless either party elects to terminate this Employment Agreement prior to December 31, 1998, in accordance with the TERMINATION provisions set forth below at Paragraphs 15-21.

     2. Both the Bank and the Executive acknowledge and agree that, subsequent to the expiration date, the parties may agree to continue the employment relationship under such terms as they may mutually agree upon. However, both parties acknowledge and agree that, in the event they fail to agree upon terms for the continuation of the Executive's employment subsequent to the expiration date, the employment of the Executive shall automatically terminate on the expiration date without any additional liability or obligation on the part of either party except as otherwise specified in Paragraph 21.

                                COMPENSATION

     3. During the first year of this Employment Agreement, the Bank shall compensate the Executive on a salary basis at the bi-weekly rate of $7,692.30 ($200,000 annually), payable in accordance with the Bank's ordinary payroll policies and procedures. During the


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second year of this Employment Agreement, the Executive will receive a five percent (5%) increase in salary, effective as of January 1, 1997. During the third and final year of the term of this Employment Agreement, the Executive will receive another five percent (5%) increase over his salary for the preceding year, such increase to be effective as of January 1, 1998.

     Both the Bank and the Executive acknowledge that such compensation and the other covenants and agreements of the Bank contained herein are fair and adequate compensation for the Executive's services, and for the mutual promises described below.

     4. The Bank and the Executive acknowledge and agree that the Bank shall reimburse the Executive for all reasonable expenses, including, but not limited to travel expenses, lodging expenses, meals and entertainment expenses, that the Executive may incur in the performance of his duties and obligations under this Employment Agreement. PROVIDED, HOWEVER, that the Executive shall be required to submit receipts of other acceptable documentation to verify such expenses prior to any reimbursements.

     5. The Bank and the Executive acknowledge and agree that at the end of each complete calendar quarter (first quarter to be pro-rated), of the Executive's service pursuant to the terms of this Executive Agreement, the Executive shall receive bonus compensation, payable 30 days after conclusion of such quarter ("Bonus"). The Bonus shall be equal to two percent (2%) of the amount by which the Bank's consolidated quarterly net after tax income, as reflected on the Bank's Consolidated Report of Condition and Report of Income ("Call Report") filed with the Bank's regulatory authorities ("Quarter's Income"), exceeds a twenty percent (20%) annualized return on the Bank's consolidated equity at the end of the preceding quarter ("20% ROE"). The term "Equity", for purposes of the Bonus calculation shall consist of the Bank's common stock (and includes any amounts eligible for capital purposes), surplus and undivided profits accounts, plus any dividends or distributions paid during such quarter, without giving effect to adjustments required under F.A.S.B. 115, as reflected on such Call Report. PROVIDED, HOWEVER, that if a consolidated net loss, or if less that 20% ROE, has been reported on the Call Report by the Bank in any prior quarter of the Executive's employment, no Bonus shall be payable until and unless any loss is made up and a Quarter's Income, plus the Quarter's Income from any prior quarter in which no Bonus was earned exceeds 20% ROE.

     6. The Executive acknowledges and agrees that, at the discretion of the Bank, certain employee benefits may be provided to the Executive incident to the Executive's employment with the Bank. The Executive acknowledges and agrees that any employee benefits provided to the Executive by the Bank incident to the Executive's employment are governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents. In addition to the salary specified above, the Bank shall also provide, as partial consideration for this employment agreement, the


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standard benefits given to all senior level Bank employees plus four (4) weeks of vacation per year, which vacation shall accrue at the rate of one week vacation per three months of employment, or portion thereof upon Termination, and the Executive may carry forward up to two weeks of unused vacation per year.

     7. The Executive acknowledges and agrees that he shall be employed as President and Chief Executive Officer of the Bank. The Executive covenants and agrees that he will devote his best efforts and substantially all his working time to this position with the Bank and its subsidiaries.

     8. The Executive acknowledges and agrees that the duties and responsibilities of the Executive required by his position as President and Chief Executive Officer of the Bank are wholly within the discretion of the Board of Directors of the Bank, and may be modified, or new duties and responsibilities imposed by the Board of Directors of the Bank, at any time, without the approval or consent of the Executive. However, these duties and responsibilities may not constitute immoral or unlawful acts or require that the Executive violate any regulation or directive of a governmental body. In addition, all duties and responsibilities must be consistent with the Executive's role as President and Chief Executive Officer.

     9. The Executive acknowledges and agrees that, during the term of this Agreement, he has a fiduciary duty of loyalty to the Bank, and that he will not engage in any activity during the term of this Agreement, which will or could, in any significant way, harm the business, business interests, or reputation of the Bank.

     10. The Executive acknowledges and agrees that he will not directly or indirectly engage in competition with the Bank at any time during the existence of the employment relationship between the Bank and the Executive, and the Executive will not on his own behalf, or as another's agent, employee, partner, shareholder or otherwise, engage in any of the same or similar duties and/or responsibilities required by the Executive's position with the Bank, other than as an employee of the Bank pursuant to this Employment Agreement.


                               NON-DISCLOSURE

     11. The Executive acknowledges and agrees that certain information concerning the Bank's services, techniques, pricing, business projections, business plans and strategies, marketing plans, techniques, assets, customer contracts, customer needs, and prospective customers is highly sensitive and confidential, and has been obtained only through the significant effort and expense to the Bank; and that, as a result, the Executive must agree to treat this information as highly confidential trade secret information at all times during the existence of the employment relationship between the Bank and the Executive, and after the termination of the employment relationship. The Bank acknowledges and agrees that the Executive brings to the Bank over twenty years of experience in services, pricing techniques, business projections, business plans and strategies, marketing plans, techniques, assets, and customer contacts previously obtained by the Executive.


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     12.  The Executive acknowledges and agrees that, subsequent to the execution of this Employment Agreement, the Executive will have access to certain confidential and highly sensitive information relating to the Bank incident to his employment by the Bank, including, but not limited to, information pertaining to: (i) the identity of the Bank's customers and customer prospects; (ii) the special needs of the Bank's customers; (iii) confidential market studies, information, and analyses; (iv) current and prospective services; (v) business projections; (vi) business plans and strategies; (vii) financial statements and information; and (viii) special services of the Bank. The Executive acknowledges and agrees that this information, if disclosed, could place the Bank at a competitive disadvantage. Consequently, the Executive acknowledges and agrees not to disclose such information to any person who is not then a current employee of the Bank at any time prior to, or subsequent to, the termination of his employment without the express, written consent of the Bank. Notwithstanding anything in this Agreement to the contrary or seemingly inconsistent herewith, the parties agree that all information referred to in Paragraphs 11 and 12 shall not be deemed trade secrets or confidential information of the Bank if such information is already available to the competitors of the Bank.

                              NON-INTERFERENCE

     13.  The Executive covenants and agrees that, for a period of thirty-six
(36) months subsequent to the termination of his employment, whether such termination occurs at the insistence of the Bank or the Executive, the Executive shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of the Bank, nor shall the Executive contact or communicate with any other employees of the Bank for the purpose of inducing other employees to terminate their employment with the Bank. For purposes of this covenant, "other employees" shall refer to employees who are still actively employed by, or doing business with, the Bank at the time of the attempted recruiting or hiring.

                                  REMEDIES

     14. In the event that the Executive violates any of the provisions set forth in this Employment Agreement relating to NON-DISCLOSURE or NON-INTERFERENCE, the Executive acknowledges and agrees that the Bank may suffer immediate and irreparable harm. Consequently, the Executive and the Bank acknowledge and agree that the Bank shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent or cure such a violation.

                                TERMINATION


     15. The Executive acknowledges and agrees that the Board of Directors of the Bank reserves the right to terminate his EMPLOYMENT, without cause, for any reason, by providing the Executive written notice of the termination, delivered in person, or by certified U.S. mail to the Executive's last known address reflected in the Bank's personnel records. Such notice shall be effective upon personal delivery or three days after mailing by certified



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mail.  However, if the Executive's employment is terminated at the Bank's insistence without "good cause" as defined below in Paragraph 17, the Bank covenants and agrees to provide the Executive with the SEVERANCE set forth below at Paragraph 22.

     16. The Executive acknowledges and agrees that the Bank may terminate this Employment Agreement at any time, without notice, for any "good cause" defined as the following:

          a. In the event the Executive violates any material provision of this Employment Agreement or is grossly negligent, and fails to cure such violation or the effects of such gross negligence within thirty (30) days after written notice to the Executive by the Board specifying in reasonable detail the alleged violation or gross negligence;

          b. In the event the Executive is convicted of a felony, or a misdemeanor involving moral turpitude; or

          c. In the event the Executive engages in gross misconduct in the course and scope of his employment with the Bank, including indecency, immorality, material insubordination, dishonesty, unlawful harassment, use of illegal drugs, or fighting.

          The Executive acknowledges and agrees that in the event of the Executive's termination for cause, he shall be entitled to salary and earned benefits in accordance with Paragraphs 3 and 6 through the date of termination.

     17. The Bank acknowledges and agrees that the Executive reserves the right to terminate this Employment Agreement at any time, for any reason, with or without cause, by providing thirty (30) days written notice, by personal delivery or certified United States mail, to the Bank at its principal business address of the Executive's intention to terminate this Employment Agreement. Such notice shall be effective upon personal delivery or three (3) days after mailing by certified mail.

     18. The Executive acknowledges and agrees that in the event of the Executive's death, this Employment Agreement will terminate immediately, without notice, on the date of the Executive's death. The Bank acknowledges and agrees that, in the event of the Executive's death, the Bank will pay to the Executive's estate all salary, additional bonus compensation, unused or accrued vacation pay, and other earned benefits in accordance with Paragraphs 3, 5 and 7 through the date of termination.

     19. The Executive acknowledges and agrees that his employment may be terminated with thirty (30) days prior written notice in the event the Executive becomes physically or mentally disabled and cannot perform the essential functions of his position for sixty (60) consecutive days, with or without reasonable accommodations. The Bank agrees to pay the Executive all salary, additional bonuses compensation, unused or accrued vacation pay and all



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other earned benefits in accordance with Paragraphs 3, 5 and 6 through the date of termination.

     20. The Executive acknowledges and agrees that in the event of termination of his employment, for whatever reason, whether at the insistence of the Executive or at the insistence of the Bank, the Executive will return to the Bank within seventy-two (72) hours of the time when notice of termination is communicated by either party, any and all equipment, literature, documents, data, information, order forms, memoranda, correspondence, customer and prospective customer lists, customer's orders, records, cards or notes acquired, compiled or coming into the Executive's knowledge, possession or control in connection with his activities as an employee of the Bank, as well as all machines, parts, equipment, or other materials received from the Bank or from any of its customers, agents, or suppliers, in connection with such activities.

     21. All accrued amounts that are due and payable pursuant to the terms of this Employment Agreement shall continue to be due and owing until they are paid in full and such obligation shall survive any termination of this Executive Agreement.


                                  SEVERANCE

     22. The Executive and the Bank acknowledge and agree that, if the Bank elects to terminate Executive's employment at any time prior to December 31, 1998, for any reason other than "good cause" as defined in Paragraph 16, the Executive shall also be entitled to receive severance pay in addition to the amounts of salary, earned bonus compensation, accrued vacation, and earned benefits through the date of termination in accordance with Paragraph 3, 5 and
6.  Such severance pay shall be as follows:

          a. During the first two years of the agreement $150,000 less statutory payroll deductions payable within thirty (30) days following the date that the notice of termination becomes effective.

          b. During the third year of employment the lesser of $150,000 or the remaining prorated salary benefits (including bonus) and prorated accrued vacation for the third year, less statutory payroll deductions, payable within thirty (30) days following the date that the notice of termination becomes effective or thirty (30) days after any bonus is calculated with respect to bonus payments.


                                 SEVERABILITY

     23. The Executive and the Bank acknowledges and agree that each covenant and/or provision of this Employment Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, the Executive and the Bank acknowledge and agree



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that, in the event any covenant and/or provision of this Employment Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding, and enforceable.


                                    WAIVER

     24. The parties acknowledge and agree that the failure of either to enforce any provision of this Employment Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Employment Agreement.

     25. The Executive acknowledges and agrees that this Employment Agreement may be assigned by the Bank to any successor-in-interest and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee; and this Employment Agreement will be fully binding upon, and may be enforced by the Executive against, any successor and/or assignee of the Bank.

     26. The Executive acknowledges and agrees that his obligations, duties and responsibilities under this Employment Agreement are personal and shall not be assignable, and that this Employment Agreement shall be enforceable by only the Executive or his estate. In the event of the Executive's death, this Employment Agreement shall be enforceable by the Executive's estate, executors, and/or legal representatives.


                                CHOICE OF LAW

     27. Both parties acknowledge and agree that the law of Texas will govern the validity, interpretation, and effect of this Employment Agreement, and any other dispute relating to, or arising out of, the employment relationship between the Bank and the Executive.


                                 ARBITRATION

     28. The Executive and the Bank acknowledge and agree that any claim or controversy arising out of or relating to this Employment Agreement, or the breach of this Employment Agreement, or any other dispute arising out of or relating to the employment of the Executive by the Bank, shall be settled by final and binding arbitration in the city of Dallas, Texas in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises. The Executive and the Bank further acknowledge and agree that either party must request arbitration of any claims controversy within sixty (60) days of the date the claim or controversy arises by giving written notice of the party's request for arbitration by certified U.S. mail or personal delivery addressed to the Bank's principal business address or to the Executive's last known address reflected in the Bank's personnel records. Notice shall be effective upon delivery or mailing. Failure to give notice of any claim or controversy within sixty (60) days shall constitute a waiver of the claim or controversy.


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     29.  All claims or controversies subject to arbitration shall be submitted to arbitration within three (3) months from the date the written notice of a request for arbitration is effective. All claims or controversies shall be resolved by a panel of three (3) arbitrators who are licensed to practice law in the State of Texas and who are experienced in the arbitration of labor and employment disputes. These arbitrators shall be selected in accordance with the Rules of the American Arbitration Association in effect at the time the claim or controversy arises. Either party may request the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a written decision with respect to all claims or controversies within thirty (30) days from the date the claims or controversies are submitted to arbitration. The Executive and the Bank acknowledge and agree that each party will bear fifty percent (50%) of the actual cost of the arbitration proceeding (exclusive of each party's own legal fees).

     30. The Bank and the Executive acknowledge and agree that the arbitration provisions in Paragraphs 28 and 29 may be specifically enforced by either party, and submission to arbitration proceedings compelled, by any court or competent jurisdiction. The Bank and the Executive further acknowledge and agree that the decision of arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

     31. Notwithstanding the arbitration provisions set forth at Paragraphs 28-30, the Executive and the Bank acknowledge and agree that nothing in this Employment Agreement shall be construed to require the arbitration of any claim or controversy arising under the NON-DISCLOSURE, and NON-INTERFERENCE provisions set forth at Paragraphs 11-14 of this Agreement. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to ARBITRATION pursuant to Paragraphs 28-30. The Executive and the Bank further acknowledge and agree that nothing in this Employment Agreement shall be construed to require arbitration of any claim for worker's compensation or unemployment compensation.


                                 MODIFICATION

     32. Both parties acknowledge and agree that this Employment Agreement constitutes the complete and entire agreement between the parties; that the parties have executed this Employment Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representatives, oral or written, which are not set forth in this Employment Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Employment Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Employment Agreement.

     33. Both parties acknowledge and agree that the covenants and/or provisions of this Employment Agreement may not be modified by any subsequent agreement unless the modifying agreement: (i) is in writing; (ii) contains an express provision referencing this Employment Agreement; (iii) is signed by the Executive; and (iv) is approved by the Board of Directors of the Bank.


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                               INDEMNIFICATION

     34. During the term of this Employment Agreement, the Bank shall indemnify and agree to hold the Executive harmless from and against any and all liabilities, losses, costs, damages, obligations, and expenses (including attorney's fees) resulting from the fact that the Executive was an officer, director, or employee of the Bank in accordance with and to the fullest extent permissible under the law, including, without limitation, the Texas Savings Bank Act and Article 2.02-1 of the Texas Business Corporation Act, and may purchase such indemnification insurance as the Board of Directors may from time to time determine.

                               LEGAL CONSULTATION

     35. The Executive and the Bank acknowledge and agree that both parties have been accorded a reasonable opportunity to review this Employment Agreement with legal counsel prior to executing the agreement.

                               EFFECTIVE DATE

     36. Subject to the approval and ratification by the Bank's Board of Directors, this Agreement shall be effective January 24, 1996 (the "Effective Date").


                                    NOTICES

     37. Any and all notices of documents or other notices required to be delivered under the terms of this Employment Agreement shall be addressed to each party as follows:


          BANK:

          15770 N. Dallas Parkway
          Suite 300, LB #66
          Dallas, Texas  75248-6617
          Fax: (214) 866-8420


          EXECUTIVE:

          15725 Havenrock Circle
          Dallas, Texas  75248
          Fax: (214) 788-2337



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     EXECUTED ON THIS 24TH DAY OF JANUARY, 1996, AT DALLAS, TEXAS, but to be
effective as of January 24, 1996, but only after approval of the Board of Directors of the Bank.


                                       BEAL BANK, SSB



                                       By: /s/ D. Andrew Beal
                                           ----------------------------------
                                           D. Andrew Beal
                                           Chairman of the Board


                                       EXECUTIVE:



                                       By: /s/ David C. Meek
                                           ----------------------------------
                                           David C. Meek